EXHIBIT 99



             Blackout Notice to Directors and Executive Officers of
                Sandy Spring Bancorp, Inc. and Sandy Spring Bank

 Prohibition on Transactions in Sandy Spring Bancorp Common Stock and Grants and
        Exercises of Stock Options for Sandy Spring Bancorp Common Stock

                                September 8, 2003

This notice is to inform you that the Sandy Spring Bancorp, Inc. Cash & Deferred Profit Sharing Plan will change record-keepers, effective October 1, 2003. As a result of this change, plan participants will be unable to direct or change their investment in or obtain a loan or investment from the plan during a twenty-day period. This period is called a Blackout Period.


You are prohibited by Federal law from purchasing or selling shares of Sandy Spring Bancorp common stock or receiving or exercising stock options for the purchase of the common stock during the Blackout Period. There are limited exceptions to the prohibition for certain purchases and sales of common stock not acquired in connection with your service for Sandy Spring Bancorp or its subsidiaries. Please ensure that you follow the advance notice requirements of the insider trading policy and procedures if you desire to effect a transaction, so that we may determine if the transaction would be lawful.


The Blackout Period for the plan is scheduled to begin on September 26, 2003 and end at midnight on October 15, 2003. You will be notified if these dates change.


Federal law requires that you be furnished with this advance notice of the Blackout Period.


If you have any questions concerning this notice, you should contact Rita Woodward at 800-399-5919 x8344 or rwoodward@sandyspringbank.com, or Melissa Schulze at 800-399-5919 x6254 or mschulze@sandyspringbank.com, or by mail to them at Sandy Spring Bank, 17801 Georgia Avenue, Olney, Maryland 20832.